                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934
                                (Amendment No. 1)*

                             20th CENTURY INDUSTRIES
                                (Name of Issuer)

                           Common Stock, no par value
                         (Title of Class of Securities)

                                    901272203
                                 (CUSIP Number)

                                December 31, 1998
             (Date of Event Which Requires Filing of this Statement)

   Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

 [ ] Rule 13d-1(b)

 [X] Rule 13d-1(c)

 [ ] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP NO.  901272203              SCHEDULE 13G       PAGE   2    OF  7    PAGES
         ---------------------                              -----    -----

  (1)     NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          TRANSAMERICA CORPORATION
          94-0932740
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)   [   ]
                                                                    (b)   [ X ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION
          DELAWARE
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    0
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     0
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   0
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               0
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          0
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
          SHARES                                                          [   ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          0%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON
          HC
          ---------------------------------------------------------------------






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CUSIP NO. 901272203              SCHEDULE 13G       PAGE   3    OF   7    PAGES
         ---------------------                              -----    -----

  (1)     NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          TRANSAMERICA INVESTMENT SERVICES, INC.
          94-1632699
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)   [   ]
                                                                    (b)   [ X ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION
          DELAWARE
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    0
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     0
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   0
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               0
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          0
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
          SHARES                                                          [   ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          0%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON
          IA
          ---------------------------------------------------------------------






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Item 1(a).        Name of Issuer.

                  20th Century Industries.

Item 1(b).        Address of Issuer's Principal Executive Offices.

                  6301 Owensmouth Avenue, Suite 700
                  Woodland Hills, California 91367

Item 2(a).        Name of Person Filing.

                  This statement is filed by Transamerica Investment Services, Inc. ("TIS") and Transamerica Corporation ("Transamerica")(collectively, the "Companies").

Item 2(b).        Address of Principal Business Office or, if none, Residence.

                  The address of TIS is 1150 South Olive Street, Los Angeles, California 90015. The address of Transamerica is 600 Montgomery Street, San Francisco, California 94111.

Item 2(c).        Citizenship.

                  TIS and Transamerica are Delaware corporations.

Item 2(d).        Title of Class of Securities.

                  Common Stock, no par value ("Common Stock").

Item 2(e).        CUSIP Number.

                  901272203

Item 3.           Type of Reporting Person.

                  Both Transamerica and TIS are filing this statement pursuant to Rule 13d-1(c) and Rule 13d-2(b). TIS is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940.

Item 4.           Ownership.

                  Reference is hereby made to Items 5-9 and 11 of each of the cover pages to this statement, which items are incorporated by reference herein.

Item 5.           Ownership of Five Percent or Less of a Class.         [X]


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Item 6.           Ownership of More Than Five Percent on Behalf of Another
                  Person.

                  Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

                  Not applicable.

Item 8.           Identification and Classification of Members of the Group.

                  Not applicable.

Item 9.           Notice of Dissolution of Group.

                  Not applicable.

Item 10.          Certification.

                  Not applicable.





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                                    Signature

                  After reasonable inquiry and to the best of their knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

February 12, 1999




                                TRANSAMERICA CORPORATION



                                By /s/ RICHARD N. LATZER
                                   ---------------------------------------------
                                   Richard N. Latzer
                                   Senior Vice President and
                                   Chief Investment Officer


                                TRANSAMERICA INVESTMENT SERVICES, INC.



                                By /s/ RICHARD N. LATZER
                                   ---------------------------------------------
                                   Richard N. Latzer
                                   President and Chief Executive Officer





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                  Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned, Transamerica Corporation, a Delaware corporation, and Transamerica Investment Services, Inc., a Delaware corporation, and each of them, hereby agree that the statement on Schedule 13G dated February 12, 1999, and any amendments thereto, are filed on behalf of each of them.


February 12, 1999



                                TRANSAMERICA CORPORATION



                                By /s/ RICHARD N. LATZER
                                   ---------------------------------------------
                                   Richard N. Latzer
                                   Senior Vice President and
                                   Chief Investment Officer


                                TRANSAMERICA INVESTMENT SERVICES, INC.



                                By /s/ RICHARD N. LATZER
                                   ---------------------------------------------
                                   Richard N. Latzer
                                   President and Chief Executive Officer